Exhibit 99.1

     First Financial Bancorp Reports Continued Success with Strategic Plan and Results of First Quarter 2004

    LODI, Calif.--(BUSINESS WIRE)--April 13, 2004--First Financial Bancorp (OTCBB:FLLC), the parent company of Bank of Lodi, N.A., today reported continued double digit growth in each of its key strategic areas -- Total Assets, Loans and Deposits. At March 31, 2004, total assets increased $68 million, or 26%, to total $327 million, gross loans increased $36 million, or 21%, to total $206 million and total deposits increased $52 million, or 23% to total $279 million when compared to March 31, 2003. For the first quarter of 2004, net income totaled $567,000, or $0.30 per diluted share (adjusted for a 10% stock dividend declared March 25, 2004) representing an increase of 66% over prior year's first quarter income of $342,000.
    "Now that we have grown to over $321 million in assets, the level of income generated by our growth shows the value of our strategic plan. Our current asset size allowed us to achieve a return on average equity of over 11% and is an excellent step towards achieving our plan," reported Leon Zimmerman, President and Chief Executive Officer. "Our plan for growth and expansion continues to succeed and the results are obviously enhancing shareholder value."
    On April 9, 2004 the Company announced a 10% stock dividend payable to shareholders of record on April 19, 2004. "Exceeding $321 million in assets at the end of last year was a great achievement under the Company's strategic plan and the Board was desirous of sharing that success with our shareholders," reported Zimmerman. "The 10% stock dividend also reflects our excitement about the first quarter's performance and the future earnings capacity of the Company."
    Average earning assets and deposits continued to grow in 2004, increasing 32.0% and 28.0%, respectively, over 2003. Compared to 2003, net interest income in 2004 increased $551,000, or 21.0%, to $3,180,000 from $2,629,000 in 2003. The increase is reflective of a $647,000 increase in interest income minus an increase of $96,000 in interest expense. The Company's average cost of funding its earning assets decreased from 1.25% during the first quarter of 2003 to 1.08% during the first quarter of 2004. As a result of the continued low interest rate environment in 2004 when compared to 2003, the net interest margin decreased to 4.62% for 2004 compared to 5.10% for 2003. Changes in the balance sheet mix and the decrease in general interest rates as a result of actions undertaken by the Federal Reserve, have resulted in net interest margin compression over the past three years.
    The provision for loan losses totaled $70,000 and $257,000 for the quarters ending March 31, 2004 and 2003, respectively. Net charge-offs for the period ending March 31, 2004 totaled $18,000 as compared to $36,000 for the same period in 2003. At March 31, 2004, nonperforming loans totaled $3,112,000 or 1.5% of gross loans as compared to $3,880,000, or 2.1% at December 31, 2003 and $2,709,000, or 1.6% at
March 31, 2003. The ratio of the allowance for loan losses to gross loans was 1.60% and 1.93% at March 31, 2004 and 2003, respectively. "We are continuing to see favorable improvement in the resolution of problem loans," reported Bob Daneke, the Company's Chief Operating Officer. "As a result of the improvement we have been able to reduce some of the specific loss reserves previously assigned to problem loans. We believe the allowance for loan losses is adequate to cover potential losses inherent in our loan portfolio."
    Noninterest income totaled $985,000 for the quarter ending March 31, 2004 representing a decrease of $193,000, or 16.4% when compared to the prior year quarter. The Company experienced a decline in its residential mortgage lending activity during the first quarter of 2004 when compared to 2003. During the first quarter of 2004, the gain on the sale of loans decreased $162,000, or 52.9% as compared to the same period in 2003. In addition, included in noninterest income at March 31, 2004 is the gain on the sale of investment securities of $65,000, which is a decrease of $23,000 when compared to the same period of 2003.
    The Company experienced an increase in noninterest expense totaling $222,000, or 7.2% for the first quarter of 2004 compared to 2003. The leading factors contributing to the increase in noninterest expense were reflected in increases of $145,000, or 8.7% in salaries and employee benefits combined with expenses totaling $67,000 associated with actions initiated by three dissident directors. The actions initiated by the dissidents represent 30.2% of the total increase in noninterest expense during 2004. The opening of the new branch in Sacramento in late 2003 accounted for over 90% of the increase in salaries and employee benefits expense.
    In April 2002, the Board of Directors authorized a stock repurchase program approving the repurchase of up to $2 million of the Company's stock. As of March 31, 2004 the Company had acquired a total of 41,865 shares at a cost of approximately $547,000 pursuant to the stock repurchase program. The repurchase program has been extended to December 31, 2004.
    The Company anticipates filing its 2003 Form 10-K with the Securities and Exchange Commission on April 14, 2004. The Company requested an extension of time to file the 10-K while it evaluated the allegations of a recently filed lawsuit. As of April 13, 2004, none of the officers or directors named in the lawsuit have been served with the complaint. Management intends to contest the allegations of the lawsuit.
    First Financial Bancorp is the parent of Bank of Lodi, N.A., a locally owned community bank formed in 1982. Bank of Lodi, N.A. offers financial services via the web at www.bankoflodi.com, by phone at 888-265-8577, at any one of its nine branches located in the communities of Lodi, Woodbridge, Lockeford, Galt, Plymouth, San Andreas, Elk Grove, Folsom and Sacramento or its loan production office located in Folsom, Calif.

    This press release contains forward-looking statements within the meaning of "safe harbor" provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as such, may involve risks and uncertainties. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations, are generally identifiable by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, potential future performance, potential future credit experience, perceived opportunities in the market, and statements regarding the Company's mission and vision. The Company's actual results, performance, and achievements may differ materially from the results, performance, and achievements expressed or implied in such forward-looking statements due to a wide range of factors which are set forth in our annual report on Form 10-K on file with the SEC.

    (Tables to Follow)




               FIRST FINANCIAL BANCORP AND SUBSIDIARIES
              Condensed Consolidated Statements of Income
                              (Unaudited)
               (in thousands, except per share amounts)

                                                  Three Months Ended
                                                       March 31,
                                               -----------------------
                                                   2004       2003
                                               ----------- -----------
Total interest income                          $    3,923       3,276
Total interest expense                                743         647
                                               ----------- -----------
Net interest income                                 3,180       2,629
Provision for loan losses                              70         257
Noninterest income                                    985       1,178
Noninterest expense                                 3,306       3,084
Provision for income taxes                            222         124
                                               ----------- -----------
Net income                                     $      567         342
                                               =========== ===========

Basic earnings per share:
   Net income available for common stock
    shareholders                               $     0.32        0.19
   Weighted average shares                      1,783,538   1,785,693

Diluted earnings per share:
   Net income available for common stock
    shareholders                               $     0.30        0.18
   Weighted average shares                      1,908,281   1,865,639

Selected ratios:
   Annualized return on average total equity        11.10%       7.05%
   Annualized return on average total assets         0.71%       0.53%


Note: Total shares and per share data have been retroactively adjusted for all periods to reflect a 10% stock dividend declared
      March 25, 2004


                                          Selected Balance Sheet Data
                                                (in thousands)
                                                  (Unaudited)
                                      --------------------------------
                                       March 31,  Dec. 31,   March 31,
                                         2004       2003       2003
                                      ---------- ---------- ----------
Total assets                          $ 327,475    321,813    259,522
Securities, available for sale           81,682     90,270     28,680
Total loans, gross                      206,453    182,565    170,061
Allowance for loan losses                 3,314      3,262      3,278
Total deposits                          278,632    278,155    226,238
Borrowings                               23,265     19,255     10,000
Total shareholders equity                20,962     19,967     19,552

Nonperforming loans                       3,112      3,880      2,709


    CONTACT: First Financial Bancorp
             Leon Zimmerman, 209-367-2000